                                                                    Exhibit 12.1

                             DUPONT PHOTOMASKS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                        (in thousands, except ratio data)

                                                                                                                        Nine Months
                                                                                                                           Ended
                                                                               Fiscal Years Ended June 30,                March 31,
                                                                   ---------------------------------------------------- -----------
                                                                     1998       1999       2000       2001       2002       2003
                                                                   --------   --------   --------   --------   -------- -----------
Pre-tax income (loss) from continuing operations before
  adjustment for minority interests in consolidated
  subsidiaries                                                     $ 49,972   $ 25,092   $ 38,976   $ 26,383   $  2,415   $(50,831)
                                                                   --------   --------   --------   --------   --------   --------

Fixed Charges:

Interest expense and amortization of debt discount on all
indebtedness                                                          1,399      2,283      1,802      1,437      1,415      1,011

Estimate of interest component of rental expense                        694      1,077      1,524      1,829      1,705      1,154
                                                                   --------   --------   --------   --------   --------   --------

Total Fixed Charges                                                   2,093      3,360      3,326      3,266      3,120      2,165
                                                                   --------   --------   --------   --------   --------   --------

Adjusted Earnings (Loss)                                           $ 52,065   $ 28,452   $ 42,302   $ 29,649   $  5,535   $(48,666)
                                                                   ========   ========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges                                    24.9x       8.5x      12.7x       9.1x       1.8x        (A)

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(A) As a result of the loss incurred during the nine months ended March 31,
    2003, our pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries was inadequate to cover our fixed charges. The amount of the deficiency was $50.8 million.



                                     12.1-1